LEXMARK AND KOFAX

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 21, 2015 (“Closing Date”), Lexmark International, Inc. (“Lexmark” or the “Company”) completed its previously announced acquisition of Kofax Limited (“Kofax”), pursuant to the terms of an Agreement and Plan of Merger dated as of March 24, 2015 (“Merger Agreement”), by and among Lexmark; Lexmark International Technology, S.A., a Switzerland joint stock company and wholly-owned subsidiary of Lexmark (“LITSA”); Ariel Investment Company, Ltd., a Bermuda exempted company and a wholly owned subsidiary of LITSA (“Merger Sub”); and Kofax, a Bermuda exempted company.

Pursuant to terms of the Merger Agreement, Merger Sub merged with and into Kofax (the “Merger”) at the “Effective Time” (defined in the Merger Agreement as 10:00 a.m. New York City time on the Closing Date) and the separate corporate existence of Merger Sub ceased, with Kofax continuing as the surviving company of the Merger and becoming an indirect wholly-owned subsidiary of Lexmark.

The accompanying Unaudited Pro Forma Condensed Combined Statements of Earnings (the “Pro Forma Statements of Earnings”) for the three months ended March 31, 2015 and the year ended December 31, 2014 combine the historical consolidated statements of earnings of Lexmark and Kofax, giving effect to the Merger as if it had been completed on January 1, 2014, the beginning of the earliest period presented. As Kofax previously operated on a June 30 fiscal year end, for purposes of pro forma financial statement presentation the historic results of Kofax have been converted to Lexmark’s December 31 fiscal year end presentation by combining the last two reported quarters of Kofax’s fiscal year ended June 30, 2014 and the first two reported quarters of Kofax’s fiscal year ended June 30, 2015. The accompanying Unaudited Pro Forma Condensed Combined Statements of Financial Position (the “Pro Forma Statements of Financial Position”) as of March 31, 2015 combine the historical consolidated statements of financial position of Lexmark and Kofax, giving effect to the Merger as if it had been completed on March 31, 2015. The Pro Forma Statements of Earnings together with the Pro Forma Statements of Financial Position are referred to as the “Statements.”

Kofax’s historical consolidated financial statements presented herein have not been retrospectively adjusted for the change in accounting methodology for pension and other postretirement benefit plans asset and actuarial gains and losses adopted by Lexmark during the fourth quarter of 2013. To present the pro forma information for each company on a comparable basis, the column “Effect of Accounting Change – Kofax” has been added to the accompanying Statements to reflect the effect of such change on the historical consolidated financial statements of Kofax. As Lexmark typically marks its pension assets to market in the fourth quarter of each fiscal year, the only adjustments to the historical Kofax results that would be required for the three months ended March 31, 2015 would be recognition of actuarial gains or losses, which were immaterial for Kofax in this period. Thus, the Pro Forma Statements of Earnings for the three months ended March 31, 2015 do not present adjustments to the Kofax historical results for the change in accounting methodology for pension and postretirement benefit plans asset and actuarial gains and losses.

The accompanying Statements and related notes were prepared using the acquisition method of accounting with Lexmark considered the acquirer of Kofax. Accordingly, the approximately $1 billion of consideration paid to complete the Merger has been preliminarily allocated to the acquired assets and liabilities of Kofax based upon their estimated fair values as of the acquisition date. The consideration transferred to complete the Merger in excess of the estimated fair values of the assets acquired and liabilities assumed was recognized as goodwill in the Pro Forma Statements of Financial Position. As of the date hereof, Lexmark has not completed the detailed valuation work necessary to finalize estimates of the fair value of the Kofax assets acquired and the liabilities assumed and the related allocation of purchase price. The preliminary purchase price allocation has been made solely for the purpose of preparing the accompanying Statements and assumes that the Merger occurred on March 31, 2015, consistent with the assumptions used for the Pro Forma Statements of Financial Position. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed as part of the completion of the detailed valuation work. Changes in the estimated fair value of assets acquired and liabilities assumed may result in adjustments to Lexmark’s statement of financial position and statements of earnings until the purchase price allocation is finalized. Such finalization may result in material changes from the preliminary purchase price allocation included in the accompanying Statements.

The historical consolidated financial information has been adjusted in the Statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the Pro Forma Statements of Earnings, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Lexmark would have been had the Merger occurred on the dates assumed, nor is it necessarily indicative of Lexmark’s future consolidated results of operations or consolidated financial position. The Statements are based upon currently available information and estimates and assumptions that Lexmark management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different upon finalization of valuation work.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger or the costs to combine the operations of Lexmark and Kofax or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Transactions between Lexmark and Kofax during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated. In addition, certain non-recurring items, such as transaction costs directly attributable to the Merger, have been excluded from the Pro Forma Statements of Earnings. See Note 4, Adjustments to Unaudited Pro Forma Condensed Combined Statements of Earnings. However, transaction costs not cash settled or historically recognized in operating results by March 31, 2015 are reflected in the accompanying Pro Forma Statements of Financial Position as a decrease to both cash and to retained earnings.

Additionally, the historical consolidated financial statements of Kofax presented herein have been adjusted by condensing and disaggregating certain line items in order to conform with Lexmark’s financial statement presentation.

The Statements should be read in conjunction with the accompanying notes. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Lexmark and Kofax for the applicable periods:

•  Separate historical financial statements of Lexmark as of and for the year ended December 31, 2014 and the related notes included in Lexmark’s Annual Report on Form 10-K for the year ended December 31, 2014;

•  Separate historical financial statements of Kofax as of and for the year ended June 30, 2014 and the related notes included in Exhibit 99.1 of this Form 8-K/A;

•  Separate historical financial statements of Lexmark as of and for the three months ended March 31, 2015 and the related notes included in Lexmark’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•  Separate historical financial statements of Kofax as of and for the three and nine months ended March 31, 2015 and the related notes included in Exhibit 99.2 of this Form 8-K/A.

LEXMARK INTERNATIONAL, INC. AND KOFAX LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

QUARTER ENDED MARCH 31, 2015

	Historical Lexmark	Historical Kofax		Pro Forma Adjustment		Pro Forma Combined
Revenue:
Product	$714.7	$30.2	$			$744.9
Service	137.3	43.8		(0.2)	a	180.9
Total Revenue	852.0	74.0		(0.2)		925.8
Cost of revenue:
Product	428.4	3.9		7.8	b	440.1
Service	93.6	14.0				107.6
Restructuring-related costs	0.1	–				0.1
Total Cost of revenue	522.1	17.9		7.8		547.8
Gross profit	329.9	56.1		(8.0)		378.0

Research and development	77.7	10.4		(0.1)	c	88.0
Selling, general and administrative	210.2	47.4		2.1	b, e	259.7
Restructuring and related (reversals) charges	(0.2)	–				(0.2)
Operating expense	287.7	57.8		2.0		347.5
Operating income	42.2	(1.7)		(10.0)		30.5

Interest expense (income), net	7.7	0.1		2.5	d	10.3
Other expense (income), net	0.8	(2.9)		0.3	e	(1.8)
Earnings before income taxes	33.7	1.1		(12.8)		22.0

Provision for income taxes	14.0	(0.5)		(4.8)	f	8.7
Net earnings	$19.7	$1.6		$(8.0)		$13.3

Net earnings per share:
Basic	$0.32	$0.02				$0.22
Diluted	$0.32	$0.02				$0.21
Shares used in per share calculation:
Basic	61.3	89.0		(89.0)	g	61.3
Diluted	62.4	92.7		(91.7)	g	63.4
Cash dividends declared per common share	$0.36	$–				$0.36

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements.

LEXMARK INTERNATIONAL, INC. AND KOFAX LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

YEAR ENDED DECEMBER 31, 2014

	Historical Lexmark	Historical Kofax		Effect of Accounting Change - Kofax	Adjusted Kofax (After Accounting Change)	Pro Forma Adjustment		Pro Forma Combined
Revenue:
Product	$3,203.9	$121.9	$		$121.9	$(0.5)	a	$3,325.3
Service	506.6	176.7			176.7	(43.4)	a	639.9
Total Revenue	3,710.5	298.6			298.6	(43.9)		3,965.2
Cost of revenue:
Product	1,931.3	14.2			14.2	31.3	b	1,976.8
Service	360.1	53.4		0.4	53.8			413.9
Restructuring-related costs	9.3	–			–			9.3
Total Cost of revenue	2,300.7	67.6		0.4	68.0	31.3		2,400.0
Gross profit	1,409.8	231.0		(0.4)	230.6	(75.2)		1,565.2

Research and development	354.5	41.3		0.4	41.7			396.2
Selling, general and administrative	888.2	178.7		1.5	180.2	19.7	b, c, e	1,088.1
Restructuring and related charges	17.9	–			–			17.9
Operating expense	1,260.6	220.0		1.9	221.9	19.7		1,502.2
Operating income	149.2	11.0		(2.3)	8.7	(94.9)		63.0

Interest expense (income), net	31.6	0.6			0.6	9.2	d	41.4
Other expense (income), net	4.2	(3.4)			(3.4)	1.6	e	2.4
Earnings before income taxes	113.4	13.8		(2.3)	11.5	(105.7)		19.2

Provision for income taxes	34.3	4.4		(0.9)	3.5	(40.0)	f	(2.2)
Net earnings	$79.1	$9.4		$(1.4)	$8.0	$(65.7)		$21.4

Net earnings per share:
Basic	$1.28	$0.11		$(0.02)	$0.09			$0.35
Diluted	$1.25	$0.10		$(0.02)	$0.08			$0.33
Shares used in per share calculation:
Basic	62.0	88.8			88.8	(88.8)	g	62.0
Diluted	63.2	92.8			92.8	(91.8)	g	64.2
Cash dividends declared per common share	$1.38	$–			$–			$1.38

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements.

LEXMARK INTERNATIONAL, INC. AND KOFAX LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL POSITION

MARCH 31, 2015

	Historical Lexmark	Historical Kofax		Effect of Accounting Change - Kofax	Adjusted Kofax (After Accounting Change)		Pro Forma Adjustment		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$369.1	$55.6	$		$55.6		$(212.2)	h	$212.5
Marketable securities	428.0	–			–		(428.0)	h	–
Trade receivables, net of allowances	394.6	59.5			59.5				454.1
Inventories	254.5	1.0			1.0				255.5
Prepaid expenses and other current assets	271.4	21.3			21.3				292.7
Total current assets	1,717.6	137.4			137.4		(640.2)		1,214.8

Property, plant and equipment, net	770.8	6.4			6.4				777.2
Goodwill	597.2	202.5			202.5		558.5	i	1,358.2
Intangibles, net	249.7	49.6			49.6		353.5	i	652.8
Other assets	130.1	8.5			8.5				138.6
Total assets	$3,465.4	$404.4	$		$404.4		$271.8		$4,141.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$531.3	$7.6	$		$7.6	$			$538.9
Current portion of long-term debt	–	–			–		10.0	j	10.0
Accrued liabilities	554.5	124.0			124.0		(33.5)	k	645.0
Total current liabilities	1,085.8	131.6			131.6		(23.5)		1,193.9

Long-term debt	699.7	–			–		397.7	j	1,097.4
Other liabilities	439.1	33.3			33.3		138.8	l	611.2
Total liabilities	2,224.6	164.9			164.9		513.0		2,902.5

Commitments and contingencies

Stockholders' equity:
Preferred stock	–	–			–				–
Common stock
Class A	1.0	0.1			0.1		(0.1)	m	1.0
Class B	–	–			–				–
Capital in excess of par	964.0	66.0			66.0		(46.0)	m	984.0
Retained earnings	1,401.0	210.8		(1.9)	208.9		(230.6)	m	1,379.3
Treasury stock, net; at cost	(1,036.4)	(33.7)			(33.7)		33.7	m	(1,036.4)
Accumulated other comprehensive loss	(88.8)	(3.7)		1.9	(1.8)		1.8	m	(88.8)
Total stockholders' equity	1,240.8	239.5		–	239.5		(241.2)		1,239.1
Total liabilities and stockholders' equity	$3,465.4	$404.4		$–	$404.4		$271.8		$4,141.6

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In Millions, Except Per Share Amounts)

1.           DESCRIPTION OF THE TRANSACTION

At the Effective Time of the Merger, Lexmark acquired all of the common shares, par value $0.001 per share, of Kofax (the “Common Shares”) that were issued and outstanding immediately prior to the Effective Time of the Merger for cash in the amount of $11 per share, for total cash consideration of approximately $1 billion. At the Effective Time, each option to purchase Common Shares (each a “Kofax Option”) outstanding immediately prior to the Effective Time was, in connection with the Merger, automatically assumed by Lexmark and converted into an option to purchase shares of Lexmark Class A Common Stock (“Lexmark Options”) having a value intended to be equal to the value of the applicable Kofax Option immediately prior to the Effective Time. Each Kofax Long-term Incentive Plan restricted stock award (“Kofax LTIP”) outstanding immediately prior to the Effective Time was, in connection with the Merger, automatically assumed by Lexmark and converted into that number of time-vesting restricted stock units of Lexmark (“Lexmark RSUs”) having a value intended to be equal to the value of Common Shares underlying the applicable Kofax LTIP immediately prior to the Effective Time. The replacement awards issued by Lexmark are subject to the same terms and conditions as the Kofax awards, except that performance vesting conditions related to the Kofax LTIPs were waived for the replacement Lexmark RSUs. Accordingly the replacement Lexmark RSUs shall vest based solely on continued employment or service.

2.           BASIS OF PRO FORMA PRESENTATION

The Statements have been derived from the historical consolidated financial statements of Lexmark and Kofax. Certain financial statement line items included in Kofax’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in Lexmark’s historical presentation, as shown in the table below.

Kofax financial statement caption	Lexmark financial statement caption
Statements of Earnings

Revenue:	Revenue:
Software licenses	Product
Maintenance services	Service
Professional services	Service

Cost of revenue:	Cost of revenue:
Cost of software licenses	Product
Cost of maintenance services	Service
Cost of professional services	Service
Amortization of intangible assets	Product

Operating expense:
Sales and marketing	Selling, general and administrative
General and administrative	Selling, general and administrative
Amortization of acquired intangible assets	Selling, general and administrative
Acquisition-related costs	Selling, general and administrative
Other operating expenses, net	Selling, general and administrative

Statements of Financial Position

Other current assets	Prepaid expenses and other current assets
Other current assets	Inventories
Income tax receivable	Prepaid expenses and other current assets
Deferred tax assets	Prepaid expenses and other current assets

Deferred tax assets, net of current portion	Other assets

Other non-current assets	Other assets

Accounts payable and accrued expenses	Accounts payable
Accounts payable and accrued expenses	Accrued liabilities
Deferred revenue	Accrued liabilities
Income taxes payable	Accrued liabilities
Deferred tax liabilities	Accrued liabilities
Contingent acquisition payables	Accrued liabilities

Minimum pension liability	Other liabilities
Deferred revenue, net of current portion	Other liabilities
Deferred tax liabilities, net of current portion	Other liabilities
Contingent acquisition payables, net of current portion	Other liabilities
Other non-current liabilities	Other liabilities

Employee benefit shares	Treasury stock, net; at cost

The reclassification of these items had no significant effect on the historical total assets, total liabilities, stockholders’ equity or earnings reported by Kofax. Additionally, the Statements present changes to financial statement line items of Kofax giving effect to the retrospective application of the accounting methodology change for pension and other postretirement benefit plan asset and actuarial gains and losses adopted by Lexmark.

As part of its financial due diligence review of Kofax, Lexmark performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Lexmark and Kofax, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Lexmark involved a review of Kofax’s publicly disclosed summary of significant accounting policies and preliminary discussion with Kofax management regarding Kofax’s significant accounting policies to identify material adjustments. While Lexmark expects to engage in additional discussion with Kofax’s management and continue to evaluate the effect of Kofax’s accounting policies on its historical results, based on the procedures completed to date, Lexmark does not believe there are any differences in the accounting policies of Kofax and Lexmark that will result in material adjustments to Lexmark’s consolidated financial statements as a result of conforming Kofax’s accounting policies to those of Lexmark. However, Lexmark has elected to present pro forma adjustments related to accounting policies for pension and other postretirement benefits and stock-based compensation.

The total estimated consideration transferred according to U.S. GAAP is calculated as described in Note 3 to the Statements, and the assets acquired and the liabilities assumed are measured, with limited exceptions, at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Lexmark has applied the accounting guidance under U.S. GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and may be revised as additional information becomes available and as additional valuation work is performed. The final purchase price allocation may differ materially from the allocation presented in these Statements and related notes.

3.           CONSIDERATION TRANSFERRED

The Merger has been accounted for using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

As of the Effective Time, there were 92.3 million Kofax shares outstanding, yielding cash consideration of $1.0 billion. Additionally, based on the Award Exchange Ratio of 0.24477, options to purchase 1.2 million Kofax Common Shares were converted into options to purchase 0.3 million shares of Lexmark Stock, and 2.9 million Kofax LTIPs were converted into 0.7 million Lexmark RSUs. The consideration transferred includes the portion of the fair value of replacement Lexmark Options and Lexmark RSUs related to service provided by Kofax Option and Kofax LTIP holders prior to the Effective Time, adjusted for forfeiture assumptions. The portion of the fair value related to service to be completed after the Effective Time will be expensed as incurred in the post-combination financial statements of the combined entity over a weighted-average period of approximately 1.4 years.

Following are assumptions used in the valuation of the Kofax stock options and the replacement Lexmark stock options.

	Kofax Options	Lexmark Options
Expected dividend yield	–	3.2%
Weighted average expected stock price volatility	22.5%	35.6%
Weighted average risk-free interest rate	1.3%	1.3%
Weighted average expected life of options (years)	4.2	4.2

The vesting of certain Kofax LTIPs was accelerated prior to the Effective Time, and the vesting was deemed to be for the benefit of Lexmark. Of the cash paid for these accelerated Kofax LTIPs, $2.6 million is related to post-combination service that would have otherwise been required and is thus removed from consideration transferred. This amount will be recognized in the post-combination financial statements of the combined entity.

Following is an estimate of the consideration transferred as of the Effective Time. The number of issued and outstanding shares of Kofax was 92,251,889, all of which were acquired by Lexmark. The cash paid to Kofax shareholders shown below incorporates adjustments for rounding.

(in millions, except per share amounts)

Number of Kofax common shares issued and outstanding	92.3
Multiplied by cash consideration per common share outstanding	$11.00
Cash paid to Kofax shareholders	1,014.7
Reduction for separately recognized transaction	(2.6)
Total cash consideration	$1,012.1
Fair value of Lexmark replacement stock options and RSUs related to pre-combination service	20.0
Total consideration transferred	$1,032.1

The calculation of consideration transferred and the allocation of the estimated consideration transferred below are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Kofax’s identifiable assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material. The preliminary purchase price allocation is as follows:

	Estimated Fair Value	Weighted-Average Useful Life (years)
Cash and cash equivalents	$55.6
Trade receivables	59.5
Inventories	1.0
Other current assets	21.3
Property, plant and equipment	6.4
Identifiable intangible assets:
Developed technology	185.4	5.0
In-process technology	1.5	*
Customer relationships	202.6	10.0
Trade names	12.7	4.0
Non-compete agreements	0.9	2.2
Other long-term assets	8.5
Accounts payable	(7.6)
Current deferred revenue	(38.9)
Accrued expenses and other current liabilities	(65.7)
Long-term deferred revenue	(3.8)
Long-term deferred tax liability	(153.3)
Other long-term liabilities	(15.0)
Total net identifiable assets	271.1
Goodwill	761.0
Total net assets	$1,032.1

*Amortization to begin upon completion of the project

The application of the acquisition method of accounting for business combinations requires the use of significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between identifiable intangible assets and goodwill. The fair values of identifiable intangible assets were estimated using an income approach, including the excess earnings, relief from royalty and with-and-without methods. These estimations were conducted using market participant assumptions and required projected financial information, including assumptions about future revenue growth and costs necessary to facilitate the projected growth. Other key inputs included assumptions about technological obsolescence, customer attrition rates, brand recognition and discount rates. The total estimated weighted-average useful life of acquired intangible assets subject to amortization is 7.5 years. The Company also considered market participant assumptions in its valuation of deferred revenue acquired, including estimated costs to fulfill the obligation as well as a profit markup that would exist in the case of a hypothetical third-party servicing firm. The preliminary purchase price allocation reflects a liability related to the funded status of the Kofax pension and other postretirement benefit plans as of the Effective Time. Deferred taxes were calculated using the tax rate described in Note 4(f) below.

Although there is no contingent consideration associated with the acquisition of Kofax, Lexmark assumed contingent payments in connection with an earnout from a prior acquisition made by Kofax. The amount payable under the earnout could range between $1.0 million and $2.2 million, of which $1.0 million was recorded representing the estimated fair value of the obligation as of the acquisition date.

For other identifiable assets acquired and liabilities assumed, Lexmark considered the carrying value to be a reasonable approximation of fair value.

The amount of goodwill recognized is equal to the amount by which consideration transferred exceeds the fair value of the net assets acquired, and includes projected future revenue and profit growth expected to be derived from the combined entity.

Lexmark has made preliminary allocation estimates based on limited information obtained during due diligence and since the Effective Time. The final determination of the purchase price allocation will be determined during the measurement period as provided in U.S. GAAP. The final amounts allocated to assets acquired and liabilities assumed in the Merger could differ materially from the preliminary amounts presented in these Statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Merger from those preliminary valuations presented in these Statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that results from the Merger. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these Statements. See Note 4(b) for the effects of changes in the estimated fair value of finite-lived intangible assets acquired in the Merger on the calculation of pro forma amortization expense.

4.           ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustments included in the Statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Earnings

(a)           Revenue:

The following unaudited pro forma adjustments primarily reflect reductions in revenue resulting from business combination accounting guidance when deferred revenue balances assumed as part of acquisitions are adjusted down to fair value. The Company has estimated unaudited pro forma reductions in revenue to be recognized during the year ended December 31, 2014 and the three months ended March 31, 2015 based on the balance of Kofax deferred revenue that existed as of March 31, 2015. Different assumptions may yield different pro forma results. Transactions between Lexmark and Kofax during the periods presented have also been eliminated.

	Three months ended March 31, 2015	Year ended December 31, 2014
Product revenue:
Reversal of Kofax revenue recognized from Lexmark	$–	$(0.1)
Fair value adjustment to deferred revenue assumed by Lexmark	–	(0.4)
Pro forma adjustment to Product revenue	–	(0.5)

Service revenue:
Reversal of Kofax revenue recognized from Lexmark	–	(0.1)
Fair value adjustment to deferred revenue assumed by Lexmark	(0.2)	(43.3)
Pro forma adjustment to Service revenue	$(0.2)	$(43.4)

(b)           Intangible asset amortization:

The following unaudited pro forma adjustments to amortization reflect the preliminary fair value of intangible assets acquired from Kofax and reverse the amortization recognized by Kofax related to Kofax’s previous acquisitions.

	Three months ended March 31, 2015	Year ended December 31, 2014
Cost of product revenue:
Eliminate Kofax historical intangible asset amortization expense	$(1.5)	$(5.8)
New intangible asset amortization	9.3	37.1
Pro forma amortization adjustment to Cost of product revenue	7.8	31.3

Selling, general and administrative:
Eliminate Kofax historical intangible asset amortization expense	(1.3)	(3.8)
New intangible asset amortization	6.0	23.9
Pro forma amortization adjustment to Selling, general and administrative	$4.7	$20.1

The preliminary estimated useful lives and fair value adjustments of the Kofax assets acquired in the Merger were determined in accordance with the procedures described in Note 3 hereof. With other assumptions held constant, a 10% increase in the fair value adjustment for finite-lived intangible assets as calculated would increase annual pro forma amortization expense by approximately $5.9 million. With other assumptions held constant, a decrease of one year in the estimated remaining weighted average useful lives of finite-lived intangible assets would increase annual pro forma amortization expense by $12.9 million.

(c)           Stock-based compensation:

The following unaudited pro forma adjustment aligns Kofax’s policy for stock option expense recognition with Lexmark’s policy. Whereas Kofax would recognize expense for all stock-based awards using the accelerated vesting method, Lexmark recognizes expense on a straight-line basis over the awards’ vesting periods if the awards contain a service condition only.

	Three months ended March 31, 2015	Year ended December 31, 2014
Research and development
Eliminate stock-based compensation expense under Kofax policy	$(0.1)	$(0.2)
Recognize stock-based compensation expense under Lexmark policy	–	0.2
Pro forma adjustment to Research and development	(0.1)	–

Selling, general and administrative
Eliminate stock-based compensation expense under Kofax policy	(0.1)	(0.7)
Recognize stock-based compensation expense under Lexmark policy	0.1	0.4
Pro forma adjustment to Selling, general and administrative	$–	$(0.3)

(d)           Interest expense:

Lexmark funded the acquisition of Kofax with non-U.S. cash on hand of approximately $607.0 million, including $428.0 million obtained from the sale of marketable securities held by Lexmark, and approximately $407.7 million obtained through Lexmark’s existing credit facility programs. The unaudited pro forma adjustments below assume: 1) that the amounts obtained through Lexmark’s credit facilities were accessed on January 1, 2014; 2) that Lexmark would have liquidated approximately $428 million of marketable securities on January 1, 2014; and 3) that the balance of the cash consideration would have been obtained through additional non-U.S. cash on hand that was available at January 1, 2014. Different assumptions may yield different pro forma results.

	Three months ended March 31, 2015	Year ended December 31, 2014
Foregone interest income from use of marketable securities to partially fund the Merger	$0.9	$2.9
Interest expense from additional indebtedness	1.6	6.3
Pro forma adjustment to Interest expense (income), net	$2.5	$9.2

The foregone interest income was calculated by assuming that the marketable securities balances at the beginning of the periods presented were reduced by $428.0 million, and that interest income that was recognized by Lexmark during these periods was ratably reduced. Additional pro forma interest expense reflects the actual incurrence by Lexmark of $407.7 million of indebtedness through its accounts receivable and revolving credit facilities with a weighted average interest rate of 1.54%. The weighted average interest rate is based on the rates at which Lexmark incurred the additional borrowings to facilitate the Merger. A 0.125% change in the interest rate on the borrowings would change annual pro forma interest expense by $0.5 million.

(e)           Other expenses:

Transaction-related expenses incurred by Kofax and Lexmark have been eliminated from Selling, general and administrative as they are not expected to have an ongoing effect on the combined entity.

	Three months ended March 31, 2015	Year ended December 31, 2014
Kofax transaction expenses	$(2.3)	$–
Lexmark transaction expenses	(0.3)	(0.1)
Total transaction expenses	$(2.6)	$(0.1)

The unaudited pro forma adjustment to Other expense (income), net eliminates realized gains related to sales and maturities of marketable securities. The realized gains recognized by Lexmark for the periods presented were reduced ratably assuming the reductions in marketable securities balances described in Note 4(d) above.

(f)           Income taxes:

The unaudited pro forma tax effect on the above adjustments was calculated using a 37.8% blended tax rate representing the combined U.S. federal and state statutory rates. This estimated blended tax rate recognizes that the majority of Kofax’s operations and sales are in the U.S., and that the debt incurred by Lexmark to effect the merger is an obligation of a U.S. entity. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

(g)           Shares outstanding:

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share is calculated as follows:

	Three months ended March 31, 2015		Year ended December 31, 2014
	Basic	Diluted	Basic	Diluted
Elimination of all outstanding shares of Kofax common stock	(89.0)	(92.7)	(88.8)	(92.8)
Issuance of Lexmark stock options and RSUs to replace Kofax stock options and LTIPs	–	1.0	–	1.0
Pro forma adjustment to shares outstanding	(89.0)	(91.7)	(88.8)	(91.8)

All outstanding shares of Kofax common stock were eliminated in the Merger. The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding Lexmark’s historical weighted average number of diluted shares outstanding for the period and the number of shares of Lexmark common stock that would be issuable upon exercise and vesting of the replacement Lexmark Options and Lexmark RSUs.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Financial Position

(h)           Cash and cash equivalents and Marketable securities:

The sources of funding used to complete the Merger have been eliminated from the Pro Forma Statements of Financial Position. The unaudited pro forma adjustment to Cash and cash equivalents also reflects an adjustment for transaction costs incurred of $33.4 million less amounts paid during the first quarter of 2015 of $0.2 million.

Proceeds from additional borrowings	$407.7
Proceeds from sale of Marketable securities	428.0
Reduction for cash paid to Kofax shareholders	(1,014.7)
Reduction for transaction costs	(33.2)
Total adjustment to Cash and cash equivalents	$(212.2)

The unaudited pro forma adjustment to Marketable securities assumes that the entire marketable securities balance of $428.0 million as of March 31, 2015 would have been used to fund the Merger.

(i)           Goodwill and intangible assets:

The unaudited pro forma adjustments to Goodwill and Intangibles, net related to the Merger are shown below.

Total consideration transferred	$1,032.1
Less: fair value of identifiable net assets acquired	(271.1)
Total transaction goodwill	761.0
Less: Kofax historical goodwill	(202.5)
Pro forma adjustment to Goodwill	558.5

Eliminate historical Kofax intangible assets	(49.6)
Recognize transaction intangible assets	403.1
Pro forma adjustment to Intangibles, net	$353.5

The estimated fair values of finite-lived intangible assets are expected to be amortized on a straight-line basis over the estimated useful lives shown in Note 3. The useful life for each asset was determined by examining the pattern and life of expected cash flows from these items. In certain instances where consumption could be greater in the earlier years of the asset’s life, Lexmark has selected, as a compensating measure, a shorter period over which to amortize the asset. See Note 4(b) for a discussion of the possible effects of changes in the preliminary fair value and estimated remaining weighted average useful life of intangible assets acquired in the Merger.

(j)           Debt:

The unaudited pro forma adjustments to Current portion of long-term debt and Long-term debt reflect the actual amounts incurred at the Effective Time to fund the Merger. See Note 4(d) for additional information on the debt.

(k)           Accrued liabilities:

The unaudited pro forma adjustment to Accrued liabilities is as shown below. The adjustment primarily reflects reductions for the writedown of Kofax deferred revenue liabilities to fair value and increased deferred tax liabilities related to the writedown, as well as the elimination of transaction costs payable that were reflected in the historical statements of financial position as of March 31, 2015, as such amounts are expected to be paid at the closing of the Merger. See Notes 4(h) and 4(m) for other adjustments related to transaction costs.

Fair value adjustments to Accrued liabilities	$(36.0)
Increase in deferred tax liability related to acquisition of Kofax	16.6
Elimination of accrued transaction costs	(2.4)
Tax benefit from transaction costs	(11.7)
Total adjustment to Accrued liabilities	$(33.5)

(l)           Other liabilities:

The unaudited pro forma adjustment to Other liabilities primarily reflects additional deferred tax liabilities related to acquired intangible assets as well as reductions for the writedown of Kofax deferred revenue liabilities to fair value.

Fair value adjustments to Other liabilities	$(4.3)
Increase due to recognition of pension plans underfunded status	0.3
Reversal of deferred tax liability related to intangible assets from previous Kofax acquisitions	(11.2)
Increase in deferred tax liability related to acquisition of Kofax	154.0
Total adjustment to Other liabilities	$138.8

(m)           Stockholders’ equity:

The Pro Forma Statements of Financial Position reflect the elimination of Kofax’s historical equity balances after adjusting for the effect of the accounting change for pension and other postretirement benefit plans asset and actuarial gains and losses described above. Additional adjustments to Capital in excess of par and Retained earnings are shown below.

Elimination of historical capital in excess of par balance	$(66.0)
Addition to capital in excess of par related to replacement stock options and RSUs granted	20.0
Total adjustment to Capital in excess of par	$(46.0)

The unaudited pro forma adjustment to Retained earnings is shown below. The reduction for transaction costs is net of amounts previously reflected in the historical statements of financial position. See Notes 4(h) and 4(k) for other adjustments to transaction costs. See Note 3 for information on the separately recognized transaction.

Elimination of historical retained earnings, after adjustment for pension accounting methodology change	$(208.9)
Reduction of retained earnings related to separately recognized transaction	(2.6)
Reduction for transaction costs	(30.8)
Tax benefit of reduction for transaction costs	11.7
Total adjustment to Retained earnings	$(230.6)